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                                                                     EXHIBIT 21

                                 SUBSIDIARIES

1. Joseph T. Ryerson & Son, Inc.
    Organized in the State of Delaware.

2. J. M. Tull Metals Company, Inc.
    Organized in the State of Georgia.

3. AFCO Metals, Inc.
    Organized in the State of Arkansas.